SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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VALIC COMPANY I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VALIC Company I

Emerging Economies Fund

(the “Fund”)

2919 Allen Parkway, 8th floor,

Houston, Texas 77019

June 27, 2024

Dear Participant:

At a meeting held on January 23-24, 2024 (the “Meeting”), the Board of Directors (the “Board”) of VALIC Company I (“VC I”) approved an Investment Sub-Advisory Agreement between the Variable Annuity Life Insurance Company (“VALIC”), the Fund’s investment adviser, and BlackRock Investment Management, LLC (“BlackRock”) with respect to the Fund (the “Sub-Advisory Agreement”). BlackRock replaced J.P. Morgan Investment Management Inc. (“JPMIM”) as subadviser to the Fund. BlackRock currently serves as a subadviser to other series of VC I. The Fund is a series of VC I. The Sub-Advisory Agreement became effective on April 29, 2024 (the “Effective Date”).

In connection with the appointment of BlackRock, there were changes to the Fund’s principal investment strategies and techniques. These changes also became effective on the Effective Date. The appointment of BlackRock did not result in any change to the advisory fees or expenses payable by the Fund.

As a matter of regulatory compliance, we are sending you this Information Statement, which includes information about the Sub-Advisory Agreement, BlackRock.

This document is for your information only and you are not required to take any action. Should you have any questions regarding the enclosed Information Statement, please feel free to call VALIC Client Services at 1-800-448-2542. We thank you for your continued support and investments.

Sincerely,

/s/ John T. Genoy

John T. Genoy

President

VALIC Company I

VALIC Company I

2919 Allen Parkway, 8th floor,

Houston, Texas 77019

Emerging Economies Fund

(the “Fund”)

INFORMATION STATEMENT

REGARDING A NEW SUB-ADVISORY AGREEMENT FOR THE EMERGING ECONOMIES FUND

You have received this Information Statement because, on April 29, 2024, you owned interests in the Fund within a variable annuity or variable life insurance contract (“Contract”) or through a qualified employer-sponsored retirement plan or individual retirement account (“Plan”).

Purpose of the Information Statement

You are receiving this Information Statement in lieu of a proxy statement. This Information Statement describes the decision by the Board of Directors (the “Board”) of VALIC Company I (“VC I”) to approve an Investment Sub-Advisory Agreement between the Variable Annuity Life Insurance Company (“VALIC”), the Fund’s investment adviser, and BlackRock Investment Management, LLC (“BlackRock”) with respect to the Fund (the “Sub-Advisory Agreement”). BlackRock replaced J.P. Morgan Investment Management Inc. (“JPMIM”) as subadviser to the Fund. The Board also approved certain changes to the Fund’s principal investment strategies and techniques.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND YOU ARE NOT REQUIRED TO TAKE ANY ACTION.

VC I relies upon an exemptive order from the U.S. Securities and Exchange Commission (“SEC”) which allows VALIC, subject to certain conditions, to enter into and materially amend subadvisory agreements with unaffiliated sub-advisers without obtaining shareholder approval. The Board, including a majority of the directors who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Directors”), must first approve the new or amended sub-advisory agreement. This allows VALIC to act more quickly to change or add a sub-adviser when it is determined that a change would be in the best interest of the Fund and its shareholders. As required by this exemptive order, the Fund must provide information to shareholders about a new sub-adviser and the sub-advisory agreement within 60 days of the hiring of a new sub-adviser. This Information Statement is being provided to you to satisfy this requirement. The order also permits the Fund to disclose fees paid by VALIC to the subadviser on an aggregate, rather than individual, basis. In addition, pursuant to no-action relief, the SEC Staff has extended multi-manager relief to any affiliated subadviser, provided certain conditions are met. The Fund’s shareholders have approved the Fund’s reliance on the no-action relief. VALIC will determine if and when the Fund should rely on the no-action relief. The Prospectus will be updated in advance of the no-action relief being relied upon by the Fund.

This Information Statement is being posted on or about June 28, 2024, to all participants in a Contract or Plan who were invested in the Fund as of the close of business on April 29, 2024 (the “Record Date”) at https://www.corebridgefinancial.com/rs/prospectus-and-reports/information-statements.

The Adviser and the Fund

VALIC is an investment adviser registered with the SEC and is located at 2919 Allen Parkway, 8th floor, Houston, Texas 77019. Pursuant to an Investment Advisory Agreement between VALIC and VC I, dated January 1, 2002, as amended (the “Advisory Agreement”), VALIC serves as investment adviser to the Fund. The Advisory Agreement was last approved by the Board at a meeting held on August 1-2, 2023. VALIC is an indirect, wholly-owned subsidiary of Corebridge Financial, Inc. (“Corebridge”). American International Group, Inc.’s (“AIG”) share ownership of Corebridge, the publicly-traded parent company of VALIC, and the rights granted to AIG by Corebridge as part of a separation agreement between AIG and Corebridge, provide AIG with control over Corebridge’s corporate and business activities.

Pursuant to the terms of the Advisory Agreement, VALIC acts as an adviser for VC I, and each series thereof, and manages the daily business affairs of VC I. VALIC employs sub-advisers, such as BlackRock, that make investment decisions for VC I. The Advisory Agreement further provides that VALIC furnishes office space, facilities, equipment, and personnel adequate to provide the services and pays the compensation of the members of the Board who are “interested persons” of VC I or VALIC. In addition, VALIC monitors and reviews the activities of VC I’s sub-adviser and other third-party service providers and makes changes and/or replacements when deemed appropriate. In addition, VALIC provides comprehensive investment and compliance monitoring, including, among other things, monitoring of the sub-adviser’s performance, and conducts reviews of the sub-adviser’s brokerage arrangements and best execution. VALIC also provides the Board with quarterly reports at the regular meeting regarding VC I and the series thereof.

There were no changes to the Advisory Agreement or VALIC’s advisory fees in connection with the approval of the Sub-Advisory Agreement. For the fiscal year ended May 31, 2024, the Fund paid VALIC advisory fees, based on its average daily net assets pursuant to the Advisory Agreement as shown in the chart below. Had the changes described above (the “New Arrangements”) been implemented at the beginning of the fiscal year ended May 31, 2024, the subadvisory fees paid by VALIC would have decreased and the gross advisory fees retained by VALIC with respect to the Fund would have increased. The following shows what the aggregate subadvisory fees paid and the advisory fees retained were for the fiscal year ended May 31, 2024, compared to what they would have been had the New Arrangements been in place for the entire fiscal year ended May 31, 2024.

Year Ended May 31, 2024

	Actual		New Arrangements		Difference

	Dollar Amount	% of Net Assets	Dollar Amount	% of Net Assets	Dollar Amount	% of Net Assets	% Increase (Decrease)

Gross Advisory Fees	$5,335,071	0.76%	$5,335,071	0.76%	$0	0.00%	0%

Aggregate Subadvisory Fees Paid	$2,906,639	0.41%	$1,707,203	0.24%	$(1,199,436)	(0.17)%	(41.3)%

Advisory Fees Retained (Gross)	$2,428,432	0.35%	$3,627,868	0.52%	$1,119,436	0.17%	46.1%

Advisory Fees Waived/Expenses Reimbursed	$0	0.00%	$0	0.00%	$0	0.00%	0%

Advisory Fees Retained (Net)	$2,428,432	0.35%	$3,627,868	0.52%	$1,199,436	0.17%	49.4%

The subadvisory fees paid and the advisory fees that would be retained by VALIC under the New Arrangements are hypothetical and are designed to help you understand the potential effects of the Sub-Advisory Agreement. The actual fees paid to VALIC, and the actual advisory fees retained by VALIC under the New Arrangements may be different due to fluctuating asset levels and a variety of other factors.

The Sub-Advisory Agreement

Under the terms of the Sub-Advisory Agreement, subject to the control, direction, and supervision of VALIC, BlackRock shall (1) manage the investment and reinvestment of the assets of the Fund including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in the Fund’s portfolio, and the formulation and implementation of investment programs; (2) maintain a trading desk and place orders for the purchase and sale of portfolio investments for the Fund’s account with brokers or dealers selected by the subadviser, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers, subject to the subadviser’s control, direction, and supervision, which brokers or dealers may include brokers or dealers affiliated with the subadviser, subject to applicable law; and (3) assist the Fund and its agents in determining whether prices obtained by the Fund and its agents for valuation purposes are consistent with the prices on the subadviser’s portfolio records relating to the assets of the Fund. In performing the services described above, the subadviser shall use its best efforts to obtain for the Fund the best execution of portfolio transactions, under the circumstances of each trade and on the basis of all relevant factors and considerations.

The Sub-Advisory Agreement between VALIC and BlackRock and the Prior Sub-Advisory Agreement between VALIC and JPMorgan are similar, except that the sub-advisory agreements materially differ, among other things, in: (i) the name of the subadviser; (ii) the effective date and termination date of the agreement; (iii) the fee rate; (iv) the inclusion of an explicit requirement for the subadviser to use its best efforts to obtain best execution for portfolio transactions; (v) the absence of language that provides for the subadviser to use its best execution policy provided that it furnishes a copy of any amendments to VALIC as soon as reasonably practicable after such amendment; (vi) the absence of language explicitly authorizing the subadviser to disclose information to counterparties to the extent necessary to effect transactions on behalf of the Fund; (vii) the absence of an explicit agreement that subadviser may utilize multilateral trading facilities and execute trades in markets that are not “regulated markets” as defined in the Markets in Financial Instruments Directive (MiFID); (viii) differing terms related to the aggregation of sales and purchase orders of securities held by the Fund and similar orders being made simultaneously for other accounts managed by the subadviser; (ix) differing terms related to the confidentiality of information obtained in the course of the subadviser’s performance of its duties under the agreement; (x) the absence of language stating that no future performance, specific level of performance or success of any investment decision or strategy is guaranteed by the subadviser; (xi) the absence of language that the subadviser will only manage those assets of the Fund allocated to the subadviser’s management by VALIC and in making investment decisions for the Fund; (xii) the absence of an acknowledgement that decisions made for the Fund are subject to various market, currency economic political and business risks and that investment decisions will not always be profitable; (xiii) differing terms related to indemnification by each of the parties; and (xiv) the absence of terms concerning the subadviser’s customer identification program.

The Sub-Advisory Agreement shall continue in effect for two years from its effective date. Thereafter, the Sub-Advisory Agreement shall continue in effect subject to the termination provisions and all other terms and conditions thereof, only so long as such continuance is approved at least annually by the vote of a majority of Independent Directors, cast in person at a meeting called for voting on such approval, and by a vote of a majority of VC I’s Board or a majority of that Fund’s outstanding voting securities (as defined in the 1940 Act). The Sub-Advisory Agreement may be terminated by VALIC or BlackRock at any time, without the payment of any penalty, upon giving BlackRock 60 days’ notice (which notice may be waived by BlackRock), provided that such termination by VALIC shall be directed or approved by the vote of a majority of the Directors of VC I in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by BlackRock on 60 days written notice (which notice may be waived by VALIC), and will terminate automatically upon any termination of the Advisory Agreement between VC I and VALIC with respect to the Fund. The Sub-Advisory Agreement will also immediately terminate in the event of their assignment. The New Amendment No. 6 to the Sub-Advisory Agreement with BlackRock is attached as Exhibit A.

Since VALIC, and not the Fund, is responsible for the payment of subadvisory fees, the fees and expenses paid by the Fund’s shareholders will not increase as a result of the approval of the Sub-Advisory Agreement. The proposed subadvisory fees were negotiated at arms-length, based on a variety of factors, including the value of the services to be provided, the competitive environment in which the Fund is marketed, the investment characteristics of the Fund relative to other similar funds, and the fees charged to comparable products within the industry. Based on these considerations, and as hereinafter discussed in detail, management believes that the proposed subadvisory fees, and the management fees to be retained by VALIC, are fair and reasonable.

Under the Sub-Advisory Agreement, BlackRock will receive a fee, payable monthly by VALIC, in an amount that is calculated as an annual percentage of the portion of the Fund’s average daily net assets managed by BlackRock. The subadvisory fee schedule represents a reduction in the subadvisory fee currently paid by VALIC to JPMIM with respect to the Fund.

In connection with the appointment of BlackRock, and as set forth in the Fund’s prospectus dated April 29, 2024, there were changes to the Fund’s principal investment strategies and techniques that went into effect on the Effective Date.

Under normal circumstances, the Fund invests at least 80% of the value of its net assets in equity securities of emerging market companies and other investments that are tied economically to emerging markets. The Subadviser considers an emerging markets country to include any country that is: (1) generally recognized to be an emerging market country by the international financial community, including the World Bank; (2) classified by the United Nations as a developing country; or (3) included in the MSCI Emerging Markets Index (the “MSCI EM Index”). The Subadviser determines that an investment is tied economically to an emerging market if such investment satisfies one or more of the following conditions: (1) the issuer’s primary trading market is in an emerging market; (2) the issuer is organized under the laws of, derives at least 50% of its revenue from, or has at least 50% of its assets in emerging markets; and (3) the investment is included in an index representative of emerging markets. Equity securities include common stock, preferred stock, convertible securities, and depositary receipts. Generally, the Fund will invest in equities or other financial instruments that are components of, or have characteristics similar to, the securities included in the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a capitalization-weighted index from a broad range of industries chosen for market size, liquidity, and industry group representation. The Fund primarily seeks to buy common stock and may also invest in preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through “new issues” or initial public offerings (“IPOs”). The Fund may use derivatives, including options, futures, swaps (including, but not limited to, total return swaps, some of which may be referred to as contracts for difference), and forward contracts, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency, or an index, including but not limited to the MSCI Emerging Markets Index. The use of options, futures, swaps (including, but not limited to, total return swaps, some of which may be referred to as contracts for difference) and forward contracts can be effective in protecting or enhancing the value of the Fund’s assets.

The Fund seeks to pursue its investment objective by investing in equity securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis. These forecast models are designed to identify aspects of mispricing across stocks which the Fund can seek to capture by over- and under-weighting particular equities while seeking to control incremental risk.

In order to generate additional income, the Fund may lend portfolio securities to broker-dealers and other financial institutions provided that the value of the loaned securities does not exceed 30% of the Fund’s total assets. These loans earn income for the Fund and are collateralized by cash and securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities. Investors will be given at least 60 days’ written notice in advance of any change to the Fund’s 80% investment policy set forth above.

Factors Considered by the Board

In connection with the approval of the Sub-Advisory Agreement1, the Board, including the Independent Directors, received materials relating to certain factors the Board considered in determining whether to approve the Sub-Advisory Agreement. Those factors included: (1) the nature, extent, and quality of the services to be provided to the Fund by BlackRock; (2) the key personnel of BlackRock who will provide services to the Fund; (3) BlackRock’s compliance policies and procedures; (4) BlackRock’s brokerage and soft dollar practices; and (5) information relating to any economies of scale and other benefits to be realized by BlackRock as a result of the Sub-Advisory Agreement.

In considering whether to approve the Sub-Advisory Agreement, the Board also took into account a presentation made at the Meeting by members of management as well as by representatives from BlackRock. The Board noted that in accordance with Section 15(c) of the 1940 Act, BlackRock

1 All references to considerations made by the Board with respect to the Sub-Advisory Agreement also includes considerations with respect to the Sub-subadvisory Agreement between BlackRock and BlackRock International Limited and the Sub-subadvisory Agreement between BlackRock and BlackRock (Singapore) Limited except as expressly noted.

furnished the Board with extensive information in connection with the consideration of the Sub-Advisory Agreement. The Independent Directors were separately represented by counsel that is independent of VALIC in connection with their consideration of approval of the Sub-Advisory Agreement. The matters discussed below were also considered separately by the Independent Directors in executive sessions with their independent legal counsel, at which no representatives of management were present.

Nature, Extent, and Quality of Services. The Board considered the nature, extent, and quality of services to be provided to the Fund by BlackRock. The Board reviewed information provided by BlackRock relating to its operations and personnel. The Board also noted that BlackRock’s management of the Fund will be subject to the oversight of VALIC and the Board, and must be done in accordance with the investment objectives, policies, and restrictions set forth in the Fund’s prospectus and statement of additional information.

The Board considered information provided to them regarding the services to be provided by BlackRock, including a presentation from BlackRock. The Board noted that BlackRock will determine the securities to be purchased or sold on behalf of the Fund and will be responsible for providing VALIC with records concerning its activities, which VALIC or the Fund are required to maintain; and for rendering regular reports to VALIC and officers and Directors of the Fund concerning its discharge of the foregoing responsibilities. The Board reviewed information regarding the qualifications, background, and responsibilities of BlackRock’s investment and compliance personnel who would provide services to the Fund. The Board also took into account the financial condition of BlackRock. The Board also reviewed BlackRock’s brokerage practices. The Board also considered BlackRock’s risk management processes and regulatory history, including information regarding whether it was currently involved in any regulatory actions or investigations as well as material litigation that may affect its ability to service the Fund.

The Board concluded that the scope and quality of the services to be provided by BlackRock were expected to be satisfactory and that there was a reasonable basis to conclude that BlackRock would provide a high quality of investment services to the Fund.

Fees and Expenses; Investment Performance. The Board received and reviewed information regarding the fees proposed to be charged by BlackRock for sub-advisory services compared against the sub-advisory fees of the funds in the Fund’s Subadvisory Expense Group/Universe. The Board noted that VALIC negotiated the sub-advisory fee with BlackRock at arm’s length. The Board also noted that the sub-advisory fee rate to be payable to BlackRock pursuant to the Sub-Advisory Agreement is lower than the sub-advisory fee rate payable to JPMIM pursuant to the Prior Sub-Advisory Agreement with JPMIM. The Board considered that the sub-advisory fees will be paid by VALIC out of the advisory fees it receives from the Fund, that the sub-advisory fees are not paid by the Fund, and that sub-advisory fees may vary widely for various reasons, including market pricing demands, existing relationships, experience and success, and individual client needs. Therefore, the Board considered that the engagement of BlackRock will not result in any change to the management fee paid by the Fund to VALIC. The Board considered that BlackRock does not currently manage any similarly managed accounts.

Cost of Services and Indirect Benefits/Profitability. The Board considered the cost of services and profits expected to be realized in connection with the Sub-Advisory Agreement. The Board noted that the sub-advisory fee rate proposed to be paid pursuant to the Sub-Advisory Agreement would be lower than the sub-advisory fee pursuant to the Prior Sub-Advisory Agreement and considered the impact of the sub-adviser change on VALIC’s profitability. The Board considered that the sub-advisory fee rates were negotiated with BlackRock at arm’s length. In considering the anticipated profitability to BlackRock in connection with its relationship to the Fund, the Directors noted that the fees under the Sub-Advisory Agreement will be paid by VALIC out of the advisory fees that VALIC will receive from the Fund. With respect to the Sub-subadvisory Agreements, the Board considered that the sub-subadvisory fees to be paid pursuant to the new agreements will be paid by BlackRock and not by the Adviser or the Fund. The Board determined that the profitability to BlackRock in connection with its relationship with the Fund is therefore not a material factor in its consideration of the Agreements.

In view of all the factors considered, the Directors determined that the anticipated profitability to VALIC was reasonable. The Board also concluded that the anticipated profitability of BlackRock from its relationship with the Fund was not material to their deliberations with respect to consideration of approval of the Sub-Advisory Agreement.

Economies of Scale. For similar reasons as stated above with respect to BlackRock’s anticipated profitability and its costs of providing services, the Board concluded that the potential for economies of scale in BlackRock’s management of the Fund is not a material factor to the approval of the Sub-Advisory Agreement.

Terms of the Sub-Advisory Agreement. The Board reviewed the terms of the Sub-Advisory Agreement, including the duties and responsibilities to be undertaken. The Board concluded that the terms of the Sub-Advisory Agreement were reasonable.

Conclusions. In reaching its decision to approve the Sub-Advisory Agreement, the Board did not identify any single factor as being controlling but based its recommendation on each of the factors it considered. Each Director may have contributed different weight to the various factors. Based upon the materials reviewed, the representations made and the considerations described above, and as part of their deliberations, the Board, including the Independent Directors, concluded that BlackRock possesses the capability and resources to perform the duties required under the Sub-Advisory Agreement.

Information about BlackRock

BlackRock, located at 1 University Square Drive, Princeton, NJ 08540. BlackRock is an indirect, wholly-owned subsidiary of BlackRock, Inc. BlackRock and its affiliates offer a full range of equity, fixed income, cash management, and alternative investment products with strong representation in both retail and institutional channels, in the U.S. and non-U.S. markets. As of March 31, 2024, the assets under management of BlackRock, Inc. (including its subsidiaries) were $10.4 trillion.

The BlackRock team responsible for managing a portion of the Emerging Economies Fund is Jeff Shen, PhD and David Piazza.

The following chart lists BlackRock’s principal executive officers and directors and their principal occupations.

Global Executive Committee

Laurence Fink	Chairman & Chief Executive Officer	Richard Kushel	Head of the Portfolio Management Group

Robert Kapito	President	Rachel Lord	Head of International Business

Philipp Hildebrand	Vice Chairman	Raffaele Savi	Global Head of BlackRock Systematic

Rick Rieder	Chief Investment Officer of Global Fixed Income	Christopher Meade	Chief Legal Officer

Stephen Cohen	Chief Product Officer	Caroline Heller	Global Head of Human Resources

Charles Hatami	Global Head of Financial and Strategic Investors Group	Sudhir Nair	Global Head of the Aladdin Business

Manish Mehta	Head of BlackRock Global Markets	Martin Small	Chief Financial Officer

Rob Goldstein	Chief Operating Officer & Global Head of BlackRock Solutions®	Derek Stein	Global Head of Technology & Operations

Ed Fishwick	Chief Risk Officer & Head of the Risk & Quantitative Analysis	Mark Wiedman	Head of Global Client Business

Joud Abdel Majeid	Head of Investment Stewardship	Samara Cohen	Chief Investment Officer of ETF and Index Investments

Susan Chan	Head of Asia Pacific	John Kelly	Global Head of Corporate Affairs

Lance Braunstein	Head of Aladdin Engineering

*The address for the Directors and Officers is 1 University Square Drive, Princeton, NJ 08540.

BlackRock’s Board of Directors (the “Board”) has 16 members, 14 of whom are independent and not affiliated with the company as of May 2024.

Name	Title	Board Director since

Laurence D. Fink	Chairman and CEO of BlackRock	1999

Pamela Daley[1]	Former Senior Vice President of General Electric Company, Corporate Business Development, and Senior Advisor to Chairman	2014

William E. Ford[1]	CEO of General Atlantic	2018

Fabrizio Freda[1]	President and CEO of The Estée Lauder Companies Inc.	2012

Murry S. Gerber[1,2]	Former Executive Chairman, Chairman, President and CEO of EQT Corporation	2000

Margaret L. Johnson[1]	Executive Vice President of Business Development of Microsoft Corporation	2018

Robert S. Kapito	President of BlackRock	2006

Cheryl D. Mills[1]	Founder and CEO of BlackIvy Group and former Chief of Staff to former Secretary of State Hillary Clinton	2013

Amin H. Nasser[1]	President and Chief Executive Officer of the Saudi Arabian Oil Company	2023

Gordon M. Nixon[1]	Former President, CEO, and Director of the Royal Bank of Canada	2015

Kristin Peck[1]	CEO of Zoetis Inc.	2021

Charles H. Robbins[1]	Chairman and CEO of Cisco Systems, Inc.	2017

Marco Antonio Slim Domit[1]	Chairman of Grupo Financiero Inbursa, S.A.B. de C.V.	2011

Hans Vestberg[1]	Chairman and CEO of Verizon Communications, Inc.	2021

Susan Wagner1,	Former Vice Chairman of BlackRock	2012

Mark Wilson[1]	Former CEO of Aviva plc and former President and CEO of AIA	2018

[1]	Denotes independent board member

[2]	Lead Independent Director

[3]	Effective July 2015, Susan Wagner qualified as independent as defined by the New York Stock Exchange (“NYSE”) listing standards.

No Director of VC I has owned any securities or has had any material interest in, or a material interest in a material transaction with, BlackRock or its affiliates since the beginning of the Fund’s most recent fiscal year. No officers or Directors of VC I are officers, employees, directors, general partners, or shareholders of BlackRock.

BlackRock provides investment advisory or sub-advisory services, as applicable, to the mutual fund listed below, which has investment strategies or objectives similar to that of the Fund. While the investment strategies or objectives of the mutual fund listed below may be similar to that of a Fund, the nature of services provided by BlackRock may be different. As a sub-adviser, BlackRock may perform a more limited set of services and assume fewer responsibilities for a Fund than it does for the fund listed below. The name of the fund, together with information concerning the fund’s assets, and the advisory or sub-advisory fee rates paid (as a percentage of average net assets) to BlackRock for its management services, are set forth below.

Comparable Mutual Fund	Assets as of May 31, 2024 (millions)	Fee Rate (% of average daily net assets)

BlackRock Advantage Emerging Markets	$91.7M (As of March 31, 2024)	0.86%

BLSIX

Other Service Agreements

VC I has entered into an Amended and Restated Administrative Services Agreement (the “Administrative Services Agreement”) with SunAmerica Asset Management, LLC (“SunAmerica”) to provide certain accounting and administrative services to the Fund. VC I has also entered into a Master Transfer Agency and Service Agreement (the “MTA”) with VALIC Retirement Services Company (“VRSCO”) to provide transfer agency services to the Fund, which include shareholder servicing and dividend disbursement services. For the fiscal year ended May 31, 2024, pursuant to the Administrative Services Agreement and MTA, the Fund paid $465,606 and $4,329 to SunAmerica and VRSCO, respectively.

SunAmerica and Corebridge Capital Services, Inc. (“CCS”), the Fund’s principal underwriter, are located at 30 Hudson Street, 16th Floor, Jersey City, New Jersey 07302. VRSCO, the Fund’s transfer agent, is located at 2919 Allen Parkway, 8th floor, Houston, Texas 77019. SunAmerica is an indirect, partially-owned subsidiary of AIG. VALIC is also an indirect, partially-owned subsidiary of AIG, and therefore, is an affiliate of SunAmerica. VRSCO and CCS are also affiliates of VALIC. The approval of the New Sub-Advisory Agreement did not affect the services provided to the Fund by SunAmerica, VRSCO, or CCS.

Brokerage Commissions

The Fund did not pay any commissions to affiliated broker-dealers for the period ended April 30, 2024.

Shareholder Reports

Copies of the Fund’s most recent annual and semi-annual reports to shareholders are available without charge and may be obtained by writing to P.O. Box 15648, Amarillo, Texas 79105-5648 or by calling 1-800-448-2542. VC I’s prospectus, SAI, and shareholder reports are available online at http://valic.onlineprospectus.net/VALIC/FundDocuments/index.html.

Shareholder Proposals

The Fund is not required to hold annual shareholder meetings. If a shareholder wishes to submit proposals for consideration at a future shareholder meeting, the Fund must receive the proposal a reasonable time before the solicitation is to be made. Written proposals should be sent to Kathleen D. Fuentes, Esq., Vice President, Chief Legal Officer, and Secretary of VALIC Company I, 30 Hudson Street, 16th Floor, Jersey City, New Jersey 07302.

Ownership of Shares

As of June 14, 2024, there were approximately 104,669,144.46 shares outstanding in the Fund. All shares of the Fund are owned by VALIC and its respective affiliates. To VALIC’s knowledge, no person owns a Contract or Plan, or interests therein, representing more than 5% of the outstanding shares of the Fund. The Directors and officers of VC I and members of their families as a group, beneficially owned less than 1% of the Fund’s shares as of the Record Date.

By Order of the Board of Directors,

/s/ John T. Genoy

John T. Genoy President VALIC Company I

Dated: June 27, 2024

EXHIBIT A

AMENDMENT NO. 10

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 10 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of April 29, 2024, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability Company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended (the “Advisory Agreement”), pursuant to which VALIC has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company; and

WHEREAS, VALIC and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated March 5, 2007, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain investment series (the “Covered Funds”) of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) approved a new Investment Sub-Advisory Agreement between VALIC and Sub-Adviser with respect to the Emerging Economies Fund (the “Fund”) at an in-person meeting held on January 23-24, 2024, and the parties wish to amend the “Covered Fund(s)” under the Subadvisory Agreement to reflect the action of the Board.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Subadvisory Agreement as follows:

1.

Schedule A Amendment. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto to incorporate the Fund as a “Covered Fund” under the terms of the Subadvisory Agreement.

2.

Term. The Subadvisory Agreement shall become effective as to the Fund on the date hereof and shall continue in effect for two years from its effective date. The Subadvisory Agreement shall continue in effect with respect to the Fund from year to year thereafter provided it is continued in the manner set forth in the Subadvisory Agreement.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.

Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement. The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ Thomas M. Ward Name: Thomas M. Ward Title: Authorized Signatory

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Rebecca Meskin
Name: Rebecca Meskin
Title: Managing Director

SCHEDULE A

Effective April 29, 2024

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Fund	Fee

Dividend Value Fund	omitted
Emerging Economies Fund	omitted
Growth Fund	omitted
Science and Technology Fund	omitted

VALIC COMPANY I

2919 Allen Parkway, 8th floor,

Houston, Texas 77019

Emerging Economies Fund

(the “Fund”)

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

INFORMATION STATEMENT

(the “Notice”)

The Information Statement referenced in this

Notice is available at

https://www.corebridgefinancial.com/rs/prospectus-and-reports/information-statements

This Notice is to inform you that an information statement (the “Information Statement”) regarding the approval of the investment sub-advisory agreement is now available at the website referenced above. The Fund is a series of VALIC Company I (“VC I”). Please note that this Notice is only intended to provide an overview of the matter covered in the Information Statement. We encourage you to access our website to review a complete copy of the Information Statement, which contains important information about investment sub-advisory agreements.

As discussed in the Information Statement, at a meeting held on January 23-24, 2024 (the “Meeting”), the Board of Directors (the “Board”) of VC I approved an Investment Sub-Advisory Agreement between the Variable Annuity Life Insurance Company (“VALIC”), the Fund’s investment adviser, and BlackRock Investment Management, LLC (“BlackRock”) with respect to the Fund (the “Sub-Advisory Agreement”). BlackRock replaced J.P. Morgan Investment Management Inc. (“JPMIM”) as subadviser to the Fund. The Fund is a series of VC I. The Sub-Advisory Agreement became effective on April 29, 2024 (the “Effective Date”). The Board also approved certain changes to the Fund’s principal investment strategies and techniques.

VC I has received an exemptive order from the U.S. Securities and Exchange Commission, which allows VALIC, subject to certain conditions, to enter into and materially amend sub-advisory agreements without obtaining shareholder approval. The Board, including a majority of the Independent Directors, must first approve the new or amended sub-advisory agreement. This allows VALIC to act more quickly to change sub-advisers when it determines that a change would be in the best interest of the Fund and its shareholders. As required by this exemptive order, the Fund will provide information to shareholders about any new sub-adviser and sub-advisory agreement within 60 days of the hiring of any new sub-adviser. This Information Statement is being provided to you to satisfy this requirement.

This Notice is being mailed on or about June 28, 2024, to all participants in a contract or plan who were invested in the Fund as of the close of business on April 29, 2024. A copy of the Information Statement will remain on our website until at least June 28, 2025, and shareholders can request a complete copy of the Information Statement until that time.

You can obtain a paper copy of the complete Information Statement, without charge, by writing VC I at P.O. Box 15648, Amarillo, Texas 79105-5648 or by calling 1-800-448-2542. You can request a complete copy of the Information Statement until June 28, 2025. To ensure prompt delivery, you should make your request no later than that time. Please note that you will not receive a paper copy unless you request it.

This Notice and the Information Statement are for your information only and you are not required to take any action.